UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 29, 2016

BLOW & DRIVE INTERLOCK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-55053	46-3590850
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

137 South Robertson Boulevard, Suite 129
Beverly Hills, CA 90211
(Address of Principal Executive Offices) (Zip Code)

(877) 238-4492
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 — REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01

Entry into a Material Definitive Agreement.

On January 25, 2016, we entered into a definitive agreement with Bruce Media Corporation (“Bruce”) to provide us with targeted advertising. The advertising campaign is structured to promote our distributorship program in OR, TN, KY, TX, OK and Northern California which are key markets where we have a significant service center infrastructure already in place and are currently servicing those clients from company headquarters in Southern California. This is in keeping with our greater goal to build our business nationwide with a presence in every US state that has mandatory criminal offender monitoring legislation. We already have secured distributorship in the entire state of Arizona and in select counties in the state of Texas.

As per our agreement, we made an initial payment of $3,000 to Bruce to begin coordinating placement of advertising on radio stations as well as broadcast and satellite networks on our behalf.

We believe a strategic component of this campaign is the ability to track the success by means of measuring all call activity generated by this program by the Invoca online call tracking system which both we and Bruce will have an exclusive login to monitor all activity. We will receive weekly reports on the previous week’s lead activity. We have the ability to extend or cancel this agreement at anytime as long as we keep all toll free numbers and destination active for 30 days.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BLOW & DRIVE INTERLOCK CORPORATION

By	/s/ Laurence Wainer
Name:	Laurence Wainer
Title:	Chief Executive Officer and Chief Financial Officer

Date: February 29, 2016